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Exhibit 10.2

XYRATEX LTD 2004
DEPUTY CHAIRMAN'S STOCK OPTION PLAN

1.     Purpose of This Plan

        The purpose of this Xyratex Ltd 2004 Deputy Chairman's Stock Option Plan is to facilitate the assumption by Xyratex Ltd (the "Company") of an option over 220,000 A preferred ordinary shares in the capital of Xyratex Group Limited ("XGL") granted to the Deputy Chairman of the Company and XGL.

2.     Issuance of Common Shares on the Exercise of the Option

        Subject to the scheme of arrangement established pursuant to Section 425 of the Companies Act 1985 of the United Kingdom implemented for the purpose of inserting the Company as the holding company of XGL becoming effective, the Company may issue common stock in the capital of the Company ("Common Shares") on the exercise of the option granted by XGL to Andrew Sukawaty evidenced by the Deed of Agreement dated March 31, 2004 and amended June 23, 2004 (the "Option" and the "Deed of Agreement", respectively) pursuant to the terms of the letter dated March 31, 2004 from the Company to XGL referencing the Option (the "Assumption Letter").

3.     Terms of the Option

        The number of Common Shares to be issued on the exercise of the Option, the price to be paid for the Common Shares, the vesting of the Option, the manner of exercise, the expiration date of the Option and the other terms of the Option are all to be determined as provided in the Deed of Agreement and the Assumption Letter. The source of Common Shares issued on the exercise of the Option shall be authorized but unissued Shares.

Date of adoption of this Plan by the Board: April 15, 2004

Date of approval of this Plan by the shareholders: April 22, 2004

The Plan was amended by the Board on June 23, 2004 and such amendment was approved by the shareholders on June 24, 2004.

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  Exhibit 10.2
XYRATEX LTD 2004 DEPUTY CHAIRMAN'S STOCK OPTION PLAN